CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Counsel and Independent Registered Public Accounting Firm” in Part B of the Registration Statement of State Street Master Funds and to the use of our reports dated February 26, 2014, with respect to the financial statements of State Street Equity 500 Index Portfolio, State Street Money Market Portfolio, State Street Tax Free Money Market Portfolio, State Street U.S. Government Money Market Portfolio, State Street Treasury Money Market Portfolio, and State Street Treasury Plus Money Market Portfolio included in the respective Annual Reports dated December 31, 2013 that are incorporated by reference in this Amendment No. 18 to the Registration Statement (Form N-1A, No. 811-09599) of State Street Master Funds.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 25, 2014